UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  05/26/2005

W&T Offshore, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  1-32414

Texas	72-1121985
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

8 Greenway Plaza, Suite 1330
Houston, TX 77046
(Address of Principal Executive Offices, Including Zip Code)

713.626.8525
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

W&T Offshore, Inc.'s shareholders, at its annual meeting of shareholders held in Houston, elected Tracy W. Krohn, Jerome F. Freel, James L. Luikart, Stuart B. Katz, and Virginia Boulet to serve on the Board of Directors for one-year terms. At the Board of Directors meeting following the shareholders' meeting, the directors elected Mr. Tracy W. Krohn as Chairman of the Board of Directors and re-appointed members to serve on three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Messrs. Luikart and Katz and Ms. Boulet were reappointed to serve on the Company's Audit Committee; Mr. Krohn, Mr. Freel and Ms. Boulet were reappointed to serve as members of the Nominating and Corporate Governance Committee; and Mr. Luikart and Mr. Katz were reappointed to serve as members of the Compensation Committee. Mr. Luikart was appointed as Chairman of Compensation Committee, Mr. Katz was appointed as Chair of the Audit Committee and Ms. Boulet was appointed as Chair of the Nominating and Corporate Governance Committee. The Board of Directors also re-elected Mr. Tracy W. Krohn as its Chief Executive Officer, President and Treasurer; Mr. J.F. Freel as Secretary; Mr. W. Reid Lea as Vice President of Finance, Chief Financial Officer and Assistant Secretary; Joseph P. Slattery as Vice President of Operations; and Jeffrey M. Durrant as Vice President of Exploration.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

W&T Offshore, Inc.

Date: May 26, 2005.	By:	/s/ W. Reid Lea
W. Reid Lea
Vice President of Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release